Exhibit (a)(i)

                      HIGH EQUITY PARTNERS L.P. - SERIES 88
                          5 Cambridge Center, 9th Floor
                         Cambridge, Massachusetts 02142
                                 (888) 448-5554

                                    November 24, 1999

Dear Limited Partner:

Please be advised that the general partners of High Equity Partners L.P. - Series 88 (the "Partnership") are affiliated with Millennium Funding IV LLC, the entity making an offer to purchase up to 25,034 units of limited partnership interest in the Partnership. As a result of this affiliation, the Partnership is making no recommendation and is remaining neutral as to whether limited partners should tender their units pursuant to the Offer.

We are enclosing for your information a copy of the Schedule 14D-9 which we have filed with the Securities and Exchange Commission which sets forth more detailed information. If you have any questions or would like further information, please contact us at (800) 223-2064.

                                    Sincerely,

                                    HIGH EQUITY PARTNERS L.P. - SERIES 88